Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated June 1, 2020
Pricing Supplement Dated June __, 2020 to the Prospectus Supplement dated October 19, 2018, and the Prospectus Dated September 7, 2018
$_____ Put Spread Warrants Based on the Value of the S&P 500® Index, due December 3, 2020 Royal Bank of Canada

Royal Bank of Canada is offering put spread warrants (the “Warrants”) based on the performance of the S&P 500® Index (the “Reference Asset”). Any payments on the Warrants are subject to our credit risk. The Warrants will not be listed on any securities exchange.
CUSIP/ISIN: 78013GA21/US78013GA213
The Warrants provide investors with the opportunity to receive a positive return if the level of the Reference Asset is less than the Strike Level (which is 90% of the Initial Level) by more than the Warrant Premium Percentage of 2.54%.  If the Final Level of the Reference Asset is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date, and we will pay an amount on the Cash Settlement Date equal to the product of the Notional Amount and the Percentage Change (each as defined below), subject to a Maximum Payment of $100 per Warrant. However, if the Final Level is greater than or equal to the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Neither you nor the issuer may exercise the Warrants prior to the Expiration Date.
The Warrants are highly risky and involve risks not associated with an investment in conventional securities. You will lose all or a portion of your investment if the Final Level of the Reference Index is not at least 12.54% less than the Initial Level. You will not be able to purchase the Warrants unless you have an options-approved account.
Issue Date: June 4, 2020
Expiration Date:  November 30, 2020.   Cash Settlement Date: December 3, 2020
Investing in the Warrants involves a number of risks. See “Risk Factors” beginning on page P-8 of this terms supplement, and on page 1 of the prospectus.
The Warrants will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Warrants are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Warrant	Total
Price to public	$25.40	$
Underwriting discounts and commissions(1)	$1.44	$
Proceeds to Royal Bank of Canada	$23.96	$

(1)
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Warrants and will receive a fee from the Issuer of $1.44 per Warrant, but will forgo any fees for sales to certain fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of each Warrant as of the Pricing Date will be between $10.00 and $19.11 per Warrant, and will be less than the price to public. The final pricing supplement relating to the Warrants will set forth our estimate of the initial value of the Warrants as of the Pricing Date. The actual value of the Warrants at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC
Placement Agents

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the prospectus supplement and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	S&P 500® Index
Bloomberg Ticker:	SPX
Warrant Premium and Issue Price per Warrant:	$25.40
Minimum Purchase Amount:	Investors must purchase at least 394 Warrants, for a minimum investment amount of $10,007.60
Pricing Date:	June 1, 2020
Issue Date:	June 4, 2020
Expiration Date:	November 30, 2020, subject to extension for market and other disruptions, as described below.
Cash Settlement Date:	December 3, 2020, subject to extension for market and other disruptions, as described below.
Notional Amount:	$1,000 per Warrant.
Warrant Premium Percentage:	2.54%
Exercise of Warrants and Cash Settlement Amount:
The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:
A. If the Final Level is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date. In such a case, on the Cash Settlement Date, we will pay with respect to each Warrant an amount in cash equal to the product of (i) the Notional Amount and (ii) the Percentage Change (as defined below).  However, the Cash Settlement Amount will not exceed the Maximum Payment.
Even if the Percentage Change is positive, if the Percentage Change (as defined below) is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.
B. If the Final Level is greater than or equal to the Strike Level, the Warrants will expire worthless, and the Cash Settlement Amount will be $0.
The Warrants are highly risky, and there is no minimum payment on the Warrants. Accordingly, you will lose all of your initial investment in the Warrants if the Final Level is greater than or equal to the Strike Level on the Expiration Date.

Maximum Payment:	$100 per Warrant. As a result of the Maximum Payment, you will not receive any additional positive return if the Final Level is more than 20% less than the Initial Level.

P-2	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Percentage Change:
The Percentage Change, expressed as a percentage, is calculated using the following formula:
Strike Level – Final Level
Initial Level
Due to this formula, the Percentage Change will be positive when the Final Level is less than the Strike Level, and the Percentage Change will be negative when the Final Level is greater than the Strike Level.

Initial Level:	3,044.31, which was the closing level of the Reference Asset on May 29, 2020.
Strike Level:	2,739.88, which is 90% of the Initial Level (rounded to two decimal places)
Final Level:
The arithmetic average of the closing levels of the Reference Asset on November 23, 2020, November 24, 2020, November 25, 2020, November 27, 2020 and the Expiration Date. We refer to each of these dates as an “Averaging Date.”

Calculation Agent:	RBCCM
U.S. Federal Income Tax Treatment
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) in respect of the Reference Asset for U.S. federal income tax purposes, and by purchasing Warrants, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Warrants in accordance with such characterization for U.S. federal income tax purposes.
However, the U.S. federal income tax consequences of your investment in the Warrants are uncertain and the U.S. Internal Revenue Service could assert that the Warrants should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” (including the opinion of our counsel Morrison & Foerster LLP) which applies to the Warrants.

Canadian Federal Income Tax Treatment
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, it would generally be reasonable to treat the Warrants as cash-settled derivative contracts for Canadian federal income tax purposes.  It is possible, however, that the Canada Revenue Agency or a court could conclude that the Warrants should be treated in a manner that is different from that described in the preceding sentence. Please see the section below “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Warrants after the Issue Date. The amount that you may receive upon sale of your Warrants prior to the Cash Settlement Date may be less than the price that you paid to purchase them.

Listing:	The Warrants will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

P-3	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
ADDITIONAL TERMS OF YOUR WARRANTS
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated October 19, 2018. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this terms supplement will control. The Warrants vary from the terms described in the prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Warrants and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” below and in the Prospectus, as the Warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Warrants. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated October 19, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118040959/form424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
HYPOTHETICAL RETURNS
The following examples and table illustrate the calculation of the Cash Settlement Amount on the Warrants payable on the Cash Settlement Date for a range of hypothetical Percentage Changes. The hypothetical Cash Settlement Amounts set forth below are for illustrative purposes only. The actual Initial Level is set forth above. The actual Cash Settlement Amount payable on the Cash Settlement Date will be determined based on the performance of the Reference Asset. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.
The examples and table are based on the following terms:
Term:	Approximately 6 months
Notional Amount:	$1,000 per Warrant
Warrant Premium:	$25.40 per Warrant
Hypothetical Initial Level:	1,000
Hypothetical Strike Level:	900
Warrant Premium Percentage:	2.54% per Warrant
Maximum Payment:	$100 per Warrant
Exercise of Warrants:
If the Final Level is less than the Strike Level, the Warrants will be automatically exercised on the Expiration Date and you will receive the Cash Settlement Amount.  If the Final Level is greater than or equal to the Strike Level, the Warrants will expire worthless and the Cash Settlement Amount will be zero.

Example 1: The Final Level is 850, a 15% decrease from the Initial Level, and the Warrants are not subject to the Maximum Payment.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 5%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 5%
= $50
Therefore, on the Cash Settlement Date, you will receive $50 for each $25.40 Warrant (an approximately 96.85% total return).
Example 2: The Final Level is 750, a 25% decrease from the Initial Level, and the Warrants are subject to the Maximum Payment.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 15%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 15%
= $150
However, the Maximum Payment is $100 per Warrant.
Therefore, on the Cash Settlement Date, you will receive $100 for each $25.40 Warrant (an approximately 293.70% total return), representing the Maximum Payment.

P-5	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Example 3: The Final Level is 874.60, a 12.54% decrease from the Initial Level, so that the return on the Warrants is 0%.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised. The Percentage Change (calculated as set forth above) will be 2.54%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount	= Notional Amount × Percentage Change
= $1,000 × 2.54%
= $25.40
However, because the Percentage Change is equal to the hypothetical Warrant Premium Percentage of 2.54%, the Cash Settlement Amount will be equal to the Warrant Premium paid per Warrant, and you will not receive a positive return on your investment. Therefore, on the Cash Settlement Date, you will receive $25.40 for each $25.40 Warrant (a 0.00% total return).
Example 4: The Final Level is 880, which is a 12% decrease from the Initial Level, resulting in a partial loss.
Since the Final Level is less than the Strike Level, the Warrants will be automatically exercised.  The Percentage Change (calculated as set forth above) will be 2%, and your payment upon expiration will be calculated as follows:
Cash Settlement Amount = Notional Amount × Percentage Change
= $1,000 × 2%
= $20
In this example, even though the Final Level is less than the Strike Level, because the Percentage Change is less than the Warrant Premium Percentage of 2.54%, the Cash Settlement Amount does not fully offset the Warrant Premium paid on the Warrants, and you will lose part of your investment. Therefore, on the Cash Settlement Date, you will receive $20 for each $25.40 Warrant (an approximately 21.26% loss per Warrant).
Accordingly, if the Final Level is less than the Strike Level, but the Percentage Change is less than the Warrant Premium Percentage, you will receive a Cash Settlement Amount that is less than the Warrant Premium and, therefore, you will lose a portion of your initial investment in the Warrants.
Example 5: The Final Level is 950, which represents a 5% decrease from the Initial Level.
Since the Final Level is greater than the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Therefore, the loss on your initial investment in the Warrants will be 100% (a total loss of your investment), and you will receive $0 for each $25.40 Warrant (a total loss of your initial investment).
Example 6: The Final Level is 1,300, a 30% increase from the Initial Level.
Since the Final Level is greater than the Strike Level, the Warrants will not be exercised and will expire worthless on the Expiration Date. Therefore, the loss on your initial investment in the Warrants will be 100% (a total loss of your investment), and you will receive $0 for each $25.40 Warrant (a total loss of your initial investment).
Accordingly, if Final Level is greater than or equal to the Strike Level, you will lose all of your initial investment in the Warrants.

P-6	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Cash Settlement Amount at Maturity
Final Level	Percentage Change	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Total Return on the Warrants
100.00	80.00%	$100.00	$74.60	293.70%
250.00	65.00%	$100.00	$74.60	293.70%
500.00	40.00%	$100.00	$74.60	293.70%
600.00	30.00%	$100.00	$74.60	293.70%
700.00	20.00%	$100.00	$74.60	293.70%
800.00	10.00%	$100.00(1)	$74.60	293.70%
825.00	7.50%	$75.00	$49.60	195.28%
850.00	5.00%	$50.00	$24.60	96.85%
874.60	2.54%	$25.40	$0.00	0.00%
880.00	2.00%	$20.00	-$5.40	-21.26%
900.00	0.00%	$0.00	-$25.40	-100.00%
950.00	-5.00%	$0.00	-$25.40	-100.00%
1,000.00	-10.00%	$0.00	-$25.40	-100.00%
1,050.00	-15.00%	$0.00	-$25.40	-100.00%
1,100.00	-20.00%	$0.00	-$25.40	-100.00%
1,200.00	-30.00%	$0.00	-$25.40	-100.00%
1,300.00	-40.00%	$0.00	-$25.40	-100.00%
1,400.00	-50.00%	$0.00	-$25.40	-100.00%
 (1) The Maximum Payment per Warrant is $100.

P-7	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Warrants involves significant risks. Investing in the Warrants is not equivalent to investing directly in the Reference Asset. In addition to the risks described in the prospectus, you should carefully consider the following in this section.
The Warrants Are Highly Risky, and You May Lose All of Your Initial Investment in the Warrants.
The Warrants are highly speculative leveraged investments that involve a high degree of risk.  If the Final Level is greater than or equal to the Strike Level, the Warrants will expire worthless and you will lose your entire investment.  The Warrants are not suitable for investors who cannot sustain a total loss of their investment.  You should be willing and able to sustain a total loss of your investment.
You will not be able to purchase the Warrants unless you have an options-approved account.  The Warrants involve a high degree of risk and are not appropriate for all investors.  You must be able to understand and bear the risk of an investment in the Warrants, and you should be experienced with respect to options and options transactions.
You May Lose Some or a Significant Portion of Your Initial Investment, Even if the Final Level Is Less than the Strike Level.
Even if the Final Level is less than the Strike Level, you will lose some or a significant portion of your initial investment if the Percentage Change is less than the Warrant Premium Percentage.  In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage.
The Potential Payments on the Warrants Are Limited.
The Maximum Payment is $100 per Warrant.  Accordingly, you will not benefit from any decrease in the level of the Index from the Initial Level to the Final Level of more than 20%.
The Warrants Will Be Automatically Exercised on the Expiration Date.
The Warrants will be automatically exercised on the Expiration Date.  Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.  Accordingly, unless you sell the Warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the levels of the Reference Asset prior to the Expiration Date.  Further, you do not have a choice as to whether the Warrants will be automatically exercised on the Expiration Date.  Accordingly, you will not be able to benefit from any decrease in the levels of the Reference Asset that occur after the Expiration Date.
The Warrants Are Not Standardized Options.
The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), which is a clearing agency regulated by the SEC.  The Warrants are unsecured contractual obligations of ours and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt securities.  Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the Warrants must look solely to us for performance of our obligation to pay the Cash Settlement Amount, if any, due on the Cash Settlement Date.  Additionally, the secondary market for the Warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the Warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the Warrants based on the then-prevailing level of the Reference Asset.  See also “There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses” below.
The Warrants Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security with a Comparable Term.
There will be no periodic interest payments on the Warrants as there would be on a conventional fixed-rate or floating-rate debt security having the same term.  The return that you will receive on the Warrants, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank with the same term

P-8	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
or if you made an investment representing a short position in the Reference Asset.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Owning the Warrants Is Not the Same as a Short Position in the Reference Asset or Its Components or a Security Directly Linked to the Inverse Performance of the Reference Asset or its Components.
The return on your Warrants will not reflect the return you would realize if you actually took a short position in the Reference Asset or its components or a security directly linked to the inverse performance of the Reference Asset or its underlying components and held that investment for a similar period because, for example, the payments on the Warrants, if any, will be determined according to the formula provided above. In addition, the Warrants are subject to the Maximum Payment.
The Warrants may trade quite differently from the Reference Asset.  Changes in the level of the Reference Asset may not result in comparable changes in the market value of the Warrants.  Even if the level of the Reference Asset decreases from the Initial Level during the term of the Warrants, the market value of the Warrants may not increase to the same extent.  It is also possible for the market value of the Warrants prior to the Averaging Dates to decrease while the level of the Reference Asset decreases.
There May Not Be an Active Trading Market for the Warrants—Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Warrants.  The Warrants will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Warrants; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Warrants develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Warrants in any secondary market could be substantial.
If you sell your Warrants before the Cash Settlement Date, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.
The Market Value of Your Warrants May Be Influenced by Many Unpredictable Factors.
The following factors, which are beyond our control, may influence the market value of the Warrants:
•	the level of the Reference Asset;
•	the actual and expected volatility (i.e., the frequency and magnitude of changes) of the level of the Reference Asset;
•	the dividend rate on the component stocks of the Reference Asset;
•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally, and which may affect the level of the Reference Asset;
•	interest and yield rates in the market; and
•	the time remaining to the Cash Settlement Date.
These factors may influence the market value of the Warrants if you sell your Warrants before the Cash Settlement Date.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of the Warrants.  If you sell the Warrants prior to the Cash Settlement Date, you may receive less than the amount that you paid for them.
Payments on the Warrants Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Warrants.
The Warrants are our senior unsecured obligations.  As a result, your receipt of the amount due on the Cash Settlement Date, if any, is dependent upon our ability to repay its obligations at that time.  This will be the case even if the level of

P-9	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
the Reference Asset decreases after the date that the Initial Level was determined.  No assurance can be given as to what our financial condition will be on the Cash Settlement Date.
The Amount to Be Paid on the Cash Settlement Date Will Not Be Affected by All Developments Relating to the Reference Asset.
Changes in the level of the Reference Asset during the term of the Warrants before the Averaging Dates will not be reflected in the calculation of the Cash Settlement Amount.  The Calculation Agent will calculate this amount by comparing only the Final Level to the Strike Level.  No other levels of the Reference Asset will be taken into account.  As a result, you may receive less than the amount that you paid to purchase the Warrants, even if the level of the Reference Asset has decreased at certain times during the term of the Warrants before increasing as of the Averaging Dates.
We Will Not Hold Any Securities Comprising the Reference Asset for Your Benefit.
The indenture and the terms governing your Warrants do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that comprise the Reference Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of the Reference Assets or component securities.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.
In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Reference Asset and its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.
Trading and Other Transactions by Royal Bank or its Affiliates in the Reference Asset or Its Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Warrants.
As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the Warrants by purchasing or selling components of the Reference Asset, futures or options on the Reference Asset or its components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may affect the level of the Reference Asset or its components, and, therefore, adversely affect the market value of the Warrants.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Warrants decreases.
We or one or more of our affiliates may also engage in trading in the Reference Asset or its components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could affect the level of the Reference Asset or its components and, therefore, adversely affect the market value of the Warrants.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or its components.
The Initial Estimated Value of the Warrants Will Be Less than the Price to the Public.
The initial estimated value for the Warrants that will be set forth in the final pricing supplement for the Warrants does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Warrants in any secondary market (if any exists) at any time.  If you attempt to sell the Warrants prior to the Cash Settlement Date, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Reference Asset, our creditworthiness, and the inclusion in the price to the public of

P-10	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
the underwriting discount and the estimated costs relating to our hedging of the Warrants.  These factors, together with various credit, market and economic factors over the term of the Warrants, are expected to reduce the price at which you may be able to sell the Warrants in any secondary market and will affect the value of the Warrants in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Warrants prior to the Cash Settlement Date may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Warrants.  The Warrants are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Warrants to the Cash Settlement Date.
The Initial Estimated Value of the Warrants that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Warrants Are Set.
The initial estimated value of the Warrants will be based on the mid-market value of the derivative embedded in the terms of the Warrants.  See "Structuring the Warrants" below.  Our estimate is based on a variety of assumptions, including expectations as to dividends, interest rates and volatility, and the expected term of the Warrants.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Warrants or similar securities at a price that is significantly different than we do.
The value of the Warrants at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.
As a result, the actual value you would receive if you sold the Warrants in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Warrants.
The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.
As noted above, we and our affiliates expect to engage in trading activities related to the Reference Asset or its components that are not for the account of holders of the Warrants or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Warrants and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Reference Asset or its components, could be adverse to the interests of the holders of the Warrants.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in the Reference Asset, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Warrants.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants.  Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset or its components and, therefore, the market value of the Warrants.
The Calculation Agent Can Postpone the Determination of the Final Level if a Market Disruption Event Occurs.
The determination of the Final Level may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on one or more of the Averaging Dates with respect to the Reference Asset, as discussed in more detail below.  As a result, if a market disruption event occurs or is continuing on an Averaging Date, the Cash Settlement Date for the Warrants could also be postponed.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment, if any, on the Cash Settlement Date.  Our wholly-owned subsidiary, RBCCM, will serve as the Calculation Agent.  We may change the Calculation Agent after the issue date without notice to you.  The Calculation Agent will exercise its judgment when performing its functions.  For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred.  This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the Calculation Agent will affect the payment on the Cash Settlement Date, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind.

P-11	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
The Historical Performance of the Reference Asset Should Not Be Taken as an Indication of Future Performance.
The level of the Reference Asset will determine the amount to be paid on the Warrants.  The historical performance of the Reference Asset does not necessarily give an indication of its future performance.  As a result, it is impossible to predict whether the level of the Reference Asset will rise or fall during the term of the Warrants.  The level of the Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.
Significant Aspects of the Tax Treatment of an Investment in the Warrants Are Uncertain.
The tax treatment of the Warrants is uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) or the Canada Revenue Agency (“CRA”) regarding the tax treatment of the Warrants, and the IRS, the CRA or a court may not agree with the tax treatment described in this terms supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Warrants even though that holder will not receive any payments with respect to the Warrants until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Warrants should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Supplemental Discussion of Material U.S. Federal Income Tax Consequences” and “Supplemental Discussion of Canadian Federal Income Tax Consequences” in this terms supplement, the sections entitled “Tax Consequences – United States Taxation” and “Tax Consequences – Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States and Canada of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants.
Non-U.S. Investors May Be Subject to Certain Additional Risks.
Payments on the Warrants will be made in U.S. dollars.  If you are a non-U.S. investor who purchases the Warrants with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This document contains a general description of certain U.S. and Canadian tax considerations relating to the Warrants.  If you are a non-U.S. investor, you should consult your tax advisor as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Warrants and receiving the payments, if any, due under the Warrants.
Certain Considerations for Insurance Companies and Employee Benefit Plans.
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Warrants with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Warrants could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Warrants.  For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

P-12	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Risks Relating to the Reference Asset
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive any Shares of the Reference Asset on the Cash Settlement Date.
Investing in your Warrants will not make you a holder of any of the constituent stocks of the Reference Asset.  Neither you nor any other holder or owner of the Warrants will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.
Changes that Affect the Reference Asset Will Affect the Market Value of the Warrants and the Amount You Will Receive on the Cash Settlement Date.
The policies of the sponsor of the Reference Asset (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Asset and, therefore, could affect the amount payable on the Warrants on the Cash Settlement Date, and the market value of the Warrants prior to the Cash Settlement Date.  The amount payable on the Warrants and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Asset, or if the Index Sponsor discontinues or suspends calculation or publication of the Reference Asset, in which case it may become difficult to determine the market value of the Warrants.  If events such as these occur, or if the level of the Reference Asset is not available on one or more of the Averaging Dates because of a market disruption event or for any other reason and no successor index is selected, the Calculation Agent may determine the level of the Reference Asset — and thus the amount payable on the Cash Settlement Date — in a manner it considers appropriate, in its sole discretion.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any of Its Actions.
Index Sponsor is not an affiliate of ours and will not be involved in the offering of the Warrants in any way.  Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the payment to you on the Cash Settlement Date.  The Index Sponsor has no obligation of any sort with respect to the Warrants.  The Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Warrants.
We Do Not Control Any Company Included in the Reference Asset and Are Not Responsible for Any Disclosure Made by Any Other Company.
Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in a Reference Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies.  You should make your own investigation into the companies represented by the Reference Asset.

P-13	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
ADDITIONAL TERMS RELATING TO THE REFERENCE ASSET AND THE WARRANTS
In addition to the terms described in the “Summary” section above, the following terms will apply to the Warrants.
Expiration Date
If the Calculation Agent determines that a market disruption event occurs or is continuing on one or more of the Averaging Dates, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.
Cash Settlement Date
If the Cash Settlement Date is not a business day, the Cash Settlement Date will be postponed to the next following business day.  The Cash Settlement Date will also be postponed by the same number of trading days as the Expiration Date if a market disruption event occurs or is continuing as described above.
Unavailability of the Level of the Reference Asset
If the Index Sponsor discontinues publication of the Reference Asset and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice to the Warrantholders.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists.
If the Index Sponsor discontinues publication of the Reference Asset prior to, and that discontinuance is continuing on, any trading day on which the level of the Reference Asset must be determined and the Calculation Agent determines, in its sole discretion, that no successor index is available at that time, then the Calculation Agent will determine the level of the Reference Asset for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the Reference Asset.  Notwithstanding these alternative arrangements, discontinuance of the Reference Asset may adversely affect the value of the Warrants.
If at any time the method of calculating the closing level for the Reference Asset or a successor index is changed in a material respect, or if the index is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Reference Asset as if those changes or modifications had not been made.  Accordingly, if the method of calculating the index is modified so that the value of the Reference Asset is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the index in order to arrive at a value as if it had not been modified (e.g., as if such split had not occurred).

P-14	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Market Disruption Events
If a market disruption event occurs or is continuing on any scheduled Averaging Date other than the Expiration Date, the level of the Reference Asset for that Averaging Date will equal the closing level of the Reference Asset on the next scheduled Averaging Date.  For example, if a market disruption event occurs or is continuing on the first and second scheduled Averaging Date, but not on the third scheduled Averaging Date, then the closing level of the Reference Asset on the third scheduled Averaging Date will also be deemed to be the closing level of the Reference Asset on the first and second scheduled Averaging Date.  If no further scheduled Averaging Dates occur after an Averaging Date on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the Expiration Date, then the closing level of the Reference Asset for that Averaging Date will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered to be commercially reasonable under the circumstances) by the Calculation Agent on that Averaging Date, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.
A market disruption event means any event, circumstance or cause which the Calculation Agent determines, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Warrants or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the Reference Asset:
•            a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the Reference Asset;
•            a suspension, absence or limitation of trading in futures or options contracts relating to the Reference Asset on their respective markets;
•            any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Reference Asset, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on their respective markets;
•            the closure on any day of the primary market for futures or options contracts relating to the Reference Asset or index components constituting 20% or more, by weight, of the Reference Asset on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;
•            any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the Reference Asset or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Reference Asset are traded, fails to open for trading during its regular trading session; or
•            any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Warrants without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings

P-15	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
(“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada, the United States or any Canadian or United States political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.
We, or the applicable withholding agent, will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.
For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of Material U.S. Federal Income Tax Consequences”.
Manner of Payment and Delivery
Any payment on the Warrants will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the level of the Reference Asset, business days, trading days, market disruption events, and the amounts payable on the Warrants.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the Calculation Agent.
Our subsidiary, RBCCM, will serve as the Calculation Agent for the Warrants.  We may change the Calculation Agent for the Warrants at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to us.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to the Warrants, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.
Trading Day
When we refer to a trading day with respect to the Warrants, we mean a day on which the principal trading market for the Reference Asset is open for trading.

P-16	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.
In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases of securities or indices included in or linked to the Reference Asset and/or listed and/or over-the-counter derivative instruments linked to the Reference Asset prior to or on the Pricing Date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:
•    acquire or dispose of the components of the Reference Asset;
•    acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level of the Reference Asset or its components; or
•    any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We or our affiliates may close out our or their hedge on or before the Averaging Dates.  That step may involve sales or purchases of the Reference Asset or its components or over-the-counter derivative instruments linked to those assets.

P-17	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”). S&P, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.
The Reference Asset is intended to provide an indication of the pattern of common stock price movement among U.S. large capitalization stocks. The calculation of the level of the Reference Asset is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the Reference Asset by reference to the prices of the constituent stocks of the Reference Asset without taking account of the value of dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the Reference Asset. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the Reference Asset while a second listed share class line of the same company is excluded.
Computation of the Reference Asset
While S&P currently employs the following methodology to calculate the Reference Asset, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.
Historically, the market value of any component stock of the Reference Asset was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Reference Asset halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Reference Asset to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Reference Asset did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Reference Asset.
Under float adjustment, the share counts used in calculating the Reference Asset reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the Reference Asset. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the

P-18	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the Reference Asset. Constituents of the Reference Asset prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the Reference Asset. If a constituent company of the Reference Asset reorganizes into a multiple share class line structure, that company will remain in the Reference Asset at the discretion of the S&P Index Committee in order to minimize turnover.
The Reference Asset is calculated using a base-weighted aggregate methodology. The level of the Reference Asset reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Reference Asset is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Reference Asset, it serves as a link to the original base period level of the Reference Asset. The index divisor keeps the Reference Asset comparable over time and is the manipulation point for all adjustments to the Reference Asset, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Reference Asset, and do not require index divisor adjustments.
To prevent the level of the Reference Asset from changing due to corporate actions, corporate actions which affect the total market value of the Reference Asset require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Reference Asset remains constant and does not reflect the corporate actions of individual companies in the Reference Asset. Index divisor adjustments are made after the close of trading and after the calculation of the Reference Asset closing level.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The Reference Asset is a product of S&P and/or its affiliates and has been licensed for use by us.
The Warrants are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants particularly or the ability of the Reference Asset to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the Reference Asset is the licensing of the Reference Asset and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Reference Asset is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Warrants. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Warrants into consideration in determining, composing or calculating the Reference Asset. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Warrants or the timing of the issuance or sale of the Warrants or in the determination or calculation of the equation by which the Warrants are to be converted into cash. S&P Dow

P-19	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Warrants. There is no assurance that investment products based on the Reference Asset will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Warrants currently being issued by us, but which may be similar to and competitive with the Warrants. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Reference Asset. It is possible that this trading activity will affect the value of the Warrants.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE REFERENCE ASSET OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REFERENCE ASSET OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

P-20	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period from January 1, 2015 through May 29, 2020.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Financial Markets. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
S&P 500® Index (“SPX”)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-21	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
CANADIAN INCOME TAX CONSEQUENCES
The following, together with the discussion of the Canadian federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material Canadian income tax considerations relating to the Warrants.  It does not purport to be a complete analysis of all tax considerations relating to the Warrants.  This summary is based upon the law as in effect on the date of this terms supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of Canadian federal income taxation in the accompanying prospectus under “Tax Consequences – Canadian Taxation” and prospectus supplement under “Certain Income Tax Consequences”.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR CANADIAN FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN.  YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS.
Tax Treatment of the Warrants
The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of the Warrants who acquires the Warrants as beneficial owner and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”): (i) is not resident and is not deemed to be resident in Canada; (ii) deals at arm’s length with the Bank; (iii) does not acquire, use or hold the Warrants in or in the course of carrying on a business in Canada; and (iv) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-Resident Holder”).
This summary is based upon the provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force on the date hereof and an understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (“CRA”). This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.
This summary is of a general nature only and is not intended to be legal or tax advice to any particular holder and no representation is made with respect to the Canadian federal income tax consequences to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors should consult their own tax advisors with respect to their particular circumstances.
In the opinion of our Canadian tax counsel, Norton Rose Fulbright Canada LLP, the Warrants should be considered to be cash-settled derivative contracts for Canadian federal income tax purposes.  The following summary is based on such characterization.  It is possible that the CRA or a court may determine that the Warrants should be treated other than as described in the preceding sentence, in which case the treatment of the Warrants for purposes of the Tax Act may be different than as described below.
It is the intention of the Bank that the terms and conditions of any Warrant will not cause the Warrant to be “taxable Canadian property” for purposes of the Tax Act.  The summary below assumes the Warrants will not be taxable Canadian property of any holder of Warrants.
 A Non-Resident Holder will not be subject to tax (including withholding tax) under the Tax Act in respect the acquisition, holding or disposition (including a sale or exercise) of a Warrant.

P-22	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. federal income tax considerations relating to the Warrants.  It does not purport to be a complete analysis of all tax considerations relating to the Warrants.  Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments under the Warrants.  This summary is based upon the law as in effect on the date of this terms supplement and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, this discussion applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.  Further, this discussion does not address the tax consequences applicable to holders under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  You should consult with your own tax advisor concerning the consequences of investing in and holding the Warrants.
This discussion also does not address the tax consequences applicable to holders that hold the Warrants as part of a transaction that would or could be subject to the “straddle” rules under Section 1092 of the Code, which may apply differently in light of each holder’s particular circumstances.  You should consult your tax advisor regarding the potential application of these rules to your investment in the Warrants.  For example, anticipated capital gain or loss treatment may not be available if the Warrants and another position you hold are treated as offsetting positions that constitute a “straddle” for U.S. federal income tax purposes.  A “straddle” could include, for example, positions in a particular security, an index of securities, or a derivative (such as an option, futures, or forward contract) and one or more other positions with respect to substantially similar or related property that offset the former position.  The straddle rules may suspend the holding period for a position in a straddle, which may adversely impact the ability to meet the requirements for long-term capital gain treatment, qualified dividend income or the corporate dividends received deduction.  Very generally, the straddle rules also require deferral of loss recognition with respect to a position in a straddle to the extent of any unrecognized gain in the offsetting position.  The foregoing is only a summary of certain potential adverse impacts of the straddle rules and, accordingly, holders are again urged to consult their tax advisors regarding the full application of the straddle rules to their investment in the Warrants.
We will not attempt to ascertain whether the issuer of any of the component stocks included in the Reference Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the component stocks included in the underlying Reference Asset and consult your tax advisor regarding the possible consequences to you in this regard.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE WARRANTS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE WARRANTS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE WARRANTS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

P-23	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
Tax Treatment of the Warrants
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Warrants as pre-paid cash-settled derivative contracts (including, potentially, as options) in respect of the Reference Asset for U.S. federal income tax purposes, and the terms of the Warrants require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Warrants for all tax purposes in accordance with such characterization.
If the Warrants are so treated, prior to any sale, exchange or maturity of the Warrants, a U.S. holder should generally not recognize any taxable income, gain or loss in respect of the Warrants.  Upon the sale, exchange or maturity of the Warrants, a U.S. holder should generally recognize capital gain or loss in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Warrants.  In general, a U.S. holder’s tax basis in the Warrants will be equal to the price the holder paid for the Warrants.  Absent any adverse results caused by application of the straddle rules, capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
If the underlying Reference Asset periodically rebalances, it is possible that the Warrants could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the Warrants were properly characterized in such a manner, a holder would be treated as disposing of the Warrants on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the Warrants (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Warrants on such date.
Alternative Treatments
Alternative tax treatments of the Warrants are also possible and the U.S. Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate.  For example, it is possible to treat the Warrants, and the IRS might assert that a Warrant should be treated, as a single debt instrument. Pursuant to such characterization, the Warrants would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus.
Because of the absence of authority regarding the appropriate tax characterization of the Warrants, it is also possible that the IRS could seek to characterize the Warrants in a manner that results in tax consequences that are different from those described above.  For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Warrants should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the Warrants.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Warrants should be required to accrue ordinary income on a current basis.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Warrants will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments.
Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Warrants for U.S. federal income tax purposes in accordance with the treatment

P-24	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting
Please see the discussion under “Tax Consequences — United States Taxation—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Warrants, including requirements related to the holding of certain foreign financial assets and the disclosure of certain reportable transactions.
Non-U.S. Holders
The following discussion applies to non-U.S. holders of the Warrants.  A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, and subject to the discussion above concerning the possible application of Section 897 and below under “Foreign Account Tax Compliance Act”, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Warrants, provided that (i) the holder complies with any applicable certification requirements (which may generally be made on an applicable IRS Form W-8), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the United States for 183 days or more during the taxable year of the sale, exchange or maturity of the Warrants.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding, as described above, unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States.  Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (ELIs) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend.  However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023.  Based on our determination that the Warrants are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Warrants.  However, it is possible that the Warrants could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying Reference Asset or the Warrants (for example, upon a rebalancing of the underlying Reference Asset), and following such occurrence the Warrants could be treated as subject to withholding on dividend equivalent payments.  Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying Reference Asset or the Warrants should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Warrants and their other transactions.  If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Warrants for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the Warrants to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The IRS has also indicated that it is considering whether income in respect of instruments such as the Warrants should be

P-25	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S.–source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gains, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.–source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the Warrants may constitute a “financial account” for these purposes and, thus, may be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
If we determine withholding is appropriate with respect to the Warrants, we will withhold tax at the applicable statutory rate and we will not pay any additional amounts in respect of any FATCA withholding.  Therefore, if such withholding applies, any payments on the Warrants will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Warrants.

P-26	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the Warrants and will receive a fee from the Issuer of $1.44 per Warrant, but will forgo any fees for sales to certain fiduciary accounts.
We expect that delivery of the Warrants will be made against payment for the Warrants on or about June 4, 2020, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative arrangements to prevent a failed settlement.
The value of the Warrants shown on your account statement may be based on RBCCM’s estimate of the value of the Warrants if RBCCM or another of our affiliates were to make a market in the Warrants (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Warrants in light of then prevailing market conditions and transaction costs. For a period of approximately 3 months after the issue date of the Warrants, the value of the Warrants that may be shown on your account statement may be higher than RBCCM’s estimated value of the Warrants at that time. This is because the estimated value of the Warrants will not include the underwriting discount and our hedging costs and profits; however, the value of the Warrants shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Warrants. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Warrants, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Warrants. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Warrants after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
STRUCTURING THE WARRANTS
The Warrants are our unsecured obligations, the return on which is linked to the performance of the Reference Asset. In order to satisfy our payment obligations under the Warrants, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Warrants. The economic terms of the Warrants and their initial estimated value depend in part on the terms of these hedging arrangements.
The initial offering price of the Warrants also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Warrants on the Pricing Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Warrants Will Be Less than the Price to the Public” above.

P-27	RBC Capital Markets, LLC

Put Spread Warrants Based on the Value of the S&P 500® Index Royal Bank of Canada
EMPLOYEE RETIREMENT INCOME SECURITY ACT
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Warrants.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Warrants should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Warrants are acquired by or with the assets of a Plan, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Warrants are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the Warrants, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Warrants will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Warrants, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Warrants, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Warrants and the transactions contemplated with respect to the Warrants.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in Warrants, you should consult your legal counsel.

P-28	RBC Capital Markets, LLC